China Agritech Appoints Simon & Edward, LLP as its Independent Auditors

BEIJING, April 12, 2011 -- China Agritech, Inc. (NasdaqGM: CAGC) ("China Agritech", or the "Company"), a leading organic compound fertilizer manufacturer and distributor in China, today announced that the Board of Directors, based on the recommendation of the Company's Audit Committee, has appointed Simon & Edward, LLP as the Company's independent auditors starting from April 6, 2011.

The Company intends to release its financial results for the fourth quarter and fiscal year ended December 31, 2010 and host a conference call as soon as the previously announced review process by the Special Committee of the Board of Directors is concluded and the full year audit has been completed by Simon & Edward.

About China Agritech, Inc.

China Agritech, Inc. is engaged in the development, manufacture and distribution of liquid and granular organic compound fertilizers and related products in China. The Company has developed proprietary formulas that provide a continuous supply of high-quality agricultural products while maintaining soil fertility. The Company sells its products to farmers located in 28 provinces of China.

For more information about the company, please visit http://www.chinaagritechinc.com

About Simon & Edward, LLP
Simon & Edward, LLP is a professional service firm composed of an elite group of highly skilled professionals with e-era vision including Certified Public Accountants, Business Consultants, and Financial Advisors. As an independent member of the BDO Seidman Alliance, Simon & Edward has access to a U.S. nationwide association of resources in accounting, tax and consulting services that allow member firms to jointly conduct business on a global scale.

For more information, please contact:

Mr. Eddie Fan
Investor Relations Director
China Agritech, Inc.
eddiefan@chinaagritech.com